SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PALM, INC.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following is an email sent by Palm Chairman and CEO Jon Rubinstein to Palm employees on May 20, 2010:

Employee Email

DO NOT FORWARD

Team,

It’s hard to believe that three weeks have already passed since we announced HP’s plans to acquire Palm. We are busily working with HP to close the transaction, and everything is on track. The Legal, Finance and Business Development teams have done yeoman’s work to keep things moving at a very fast pace.

Before talking more about the HP integration, I’d like to congratulate everyone on getting Palm Pre Plus up and running on AT&T. Within a year of launching the Palm Pre, we are available on all three major U.S. carriers. In addition, we are seeing improvements in sales across the carriers as a result of everyone’s efforts to increase sell-through.

An integration planning process is in place with participation from representatives across multiple groups from HP and Palm, led by Dave Vadasz and his counterpart at HP. This process includes several teams, identified by function or topic. The list of teams and their Palm leaders can be found on Palm Central here http://central/news/Pages/merger.aspx. Todd Bradley and I lead the steering committee.

Each of these people sit in regularly scheduled meetings with their HP counterparts to plan for a smooth and effective transition. There are weekly all-hands integration meetings with the entire integration team from Palm and HP, and regular discussions between the working groups. Some of you may have been pulled in to help one of the working groups, and we appreciate your involvement. I realize that we have not been able to answer all of your questions, and that is hard. We will continue to add information to Palm Central as soon as we can share it.

The most important thing, though, is that I’m very excited about our future. We’ve got the talent and the technology to do amazing things. Some of you may have seen the news from HP’s earnings call the other day, where they talked about plans to incorporate webOS into netbooks, slates and printers. This news lit up the technology community with the expansive possibilities of webOS.

Let’s talk more next Wednesday, May 26 at an all-hands meeting (see meeting invite for more details). Some HP guests will join us as well.

Go Palm and HP!!

jon

Important Information for Palm Stockholders

In connection with the proposed merger, Palm has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and will later file a definitive proxy statement and mail it to its stockholders. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND OTHER PROXY MATERIALS THAT PALM FILES WITH THE SEC WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS.

Palm and HP and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information about Palm’s directors and executive officers is set forth in the proxy statement for Palm’s 2009 annual meeting of stockholders, which was filed with the SEC on August 13, 2009. Information about HP’s directors and executive officers is set forth in the proxy statement for HP’s 2010 annual meeting of stockholders, which was filed with the SEC on January 27, 2010, and in HP’s Annual Report on Form 10-K for the fiscal year ended October 31, 2009, which was filed with the SEC on December 17, 2009. Additional information regarding these persons and their interests in the merger is included in the preliminary proxy statement relating to the merger that has been filed with the SEC. The preliminary and definitive proxy statements, any additional proxy materials and Palm’s other SEC filings are, or when filed will be, available free of charge at the SEC’s website at www.sec.gov, by going to Palm’s Investor Relations page on its corporate website or by contacting Palm’s Investor Relations department by e-mail at teri.klein@palm.com, by phone at (408) 617-7000, or by mail at Palm, Investor Relations, 950 West Maude Avenue, Sunnyvale, California 94085.